Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Event Date/Time: Oct. 26. 2006 / 9:00AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

CORPORATE PARTICIPANTS

Lisa Fortuna

Andrew Corp. - Director of IR

Ralph Faison

Andrew Corp. - President, CEO

Marty Kittrell

Andrew Corp. - CFO

Dan Hartnett

Andrew Corp. - VP Tax, Treasury

Mark Olson

Andrew Corp. - VP, CAO

Justin Choi

Andrew Corp

CONFERENCE CALL PARTICIPANTS

Mike Ounjian

Credit Suisse - Analyst

Kenneth Muth

Robert W. Baird - Analyst

Avi Silver

Bear Stearns - Analyst

Tim Long

Banc of America Securities - Analyst

Bill Choi

Jefferies & Co - Analyst

Kim Anderson

JPMorgan - Analyst

Rich Valera

Needham & Co - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Larry Harris

Oppenheimer & Co - Analyst

John Bucher

BMO Capital Markets - Analyst

Brian Modoff

Deutsche Bank - Securities

James Faucette

Pacific Crest Securities - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	2

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

PRESENTATION

Operator

Good morning ladies and gentlemen welcome to the Andrew Corporation fourth quarter and fiscal year 2006 results conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded. I will now turn the call over to Ms. Lisa Fortuna, Director of Investor Relations. Lisa, you may begin.

Lisa Fortuna - Andrew Corp. - Director of IR

Thank you, operator, and good morning. As some of you are already aware, I joined Andrew earlier this week as the new director of Investor Relations, having worked at NIR as a consultant for the past ten years. Today we will discuss Andrew Corporation’s fourth quarter and year-end fiscal 2006 results which were released earlier today. Joining me this morning are Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; Mark Olson, Chief Accounting Officer; and Dan Hartnett, Vice President of tax and treasury. Before we begin the call I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments.

Forward-looking statements made during this call are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the company’s control that could cause actual results to differ materially from those expected. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts end use demands for wireless communications services, the loss of one or more significant customers and others business factors.

Further information on these and other risks and uncertainties is provided in the company’s annual report on form 10-K and quarterly reports on form 10-Q which the company files or furnishes with the SEC. Additionally at certain times the company will use non-GAAP financial measures which the company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reason for using these measures are included in the company’s form 8-K and press release filed therewith and may be accessed from the company’s website at www.Andrew.com.

We have included preliminary unaudited financial information for the fourth quarter and fiscal year 2006 with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not received a copy of today’s press release, please contact the Investor Relations department. With that aside I will now turn the call over to Ralph.

Ralph Faison - Andrew Corp. - President, CEO

Thanks, Lisa, and welcome to Andrew and glad to have you as part of the Andrew team. Good morning, everyone, and thank you for joining our fourth quarter and year-end call. On behalf of Marty, myself and the entire Andrew team I can tell you that we are extraordinarily pleased to be here with you, particularly in view of all the events of this summer; it is nice to be fully engaged and looking forward to sharing our results with you both this quarter and future quarters.

So let me turn to our fourth quarter sales. We have a record $599 million, which is up 16% versus the prior year quarter. Our wireless infrastructure sales increased 16%, showing growth in all major product areas with the exception of network solutions. I will talk more about network solutions later. We also showed growth in all major geographic regions with notable increases in our Europe, Middle East, Africa region as well as Asia-Pacific.

Our Satellite Communication sales increased 2%. If I turn to orders, orders were $551 million, which is up 16% versus the prior year quarter, and this is showing growth in all major product groups from all major geographic regions. Backlog increased 14% to $316 million. So although our orders and backlog are down sequentially, this is an expected occurrence as we head into our seasonally slower first half of the 2007 fiscal year. Both orders and backlog are up significantly year-over-year, and we are in a much stronger position going into fiscal 2007.

If I look at fourth quarter gross margin on an absolute basis we increased 50 basis points to 22.6% versus the prior quarter. If I exclude the $3.8 million charge that we previously announced relating to our filter product supply chain improvements, our gross margin was 23.2%, reflecting an improvement of 110 basis points from the previous quarter. Our adjusted gross margin improvements for the quarter and the year are attributable to a few factors. First, probably the one most talked about, in order to cover the ever-increasing cost of copper, we have successfully implemented price increases and surcharges on our cable products.

Thomson StreetEvents	www.streetevents.com	Contact Us	3

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Next, our favorable product mix within Base Station Subsystems and improved volume overhead absorption in antenna and cable products group all attributed to the gross margin improvements. These improvements were all gained and showed overall gross margin improvement in spite of the reduced performance of our network solutions geolocation products throughout fiscal 2007. So it really does show the operational improvements we’re gaining in the core businesses throughout Andrew.

Operating income for fourth quarter was $35 million or 5.9% of sales. That compares to $22 million or 4.3% of sales in the prior year quarter. If I look at operating expense, R&D plus sales and administrative costs decreased to 16.6% versus 16.7% in the prior year quarter. Looking specifically at research and development, came in at 5% of sales which compares to 5.5% in the prior year quarter, but I will also point out that from an absolute dollar basis we continue to invest greater dollars to support ongoing new product introductions.

On the sales and administrative side excluding merger costs, sales and administration expenses were 11.6% of sales. That compares to 11.2% in the prior year quarter. This driven by growing in our emerging markets and are rapidly growing direct to carrier channel that we’ve been focused on, and it additionally reflects some of the small acquisitions we’ve done recently that have not yet been fully integrated.

Lastly, we have stock option expenses of about $1 million. So now due to a number of significant items, we reported a net loss on a GAAP basis for the fourth quarter of approximately $60 million or $0.38 per share, which includes $0.53 per share of these significant items. So included in some of these is intangible amortization, restructuring charges and expenses related to the exit from the proposed merger with ADC, an impairment charge on capitalized software, which I will address a little later in my comments and a valuation allowance for taxes and a number of other items. I know there are a number, that these are a number of one time charges that did impact our results. Marty is going to spend a good bit more time later in the call to further detail these items.

Excluding the charges, we delivered solid performance and are demonstrating continued operational improvement in the business. Our non-GAAP EPS excluding significant items, was $0.15 for the quarter. That compares to $0.10 in the prior year quarter.

If I turn to cash flow, we produced $56 million in cash, operating cash flow, for the fourth fiscal quarter. Looking at customers, our top 25 customers were approximately 68% of total sales. That compares to 71% in the third fiscal quarter and 67% in the year ago quarter. If I look at major OEMs they accounted for 41% of sales in Q4. That compares to 38% in the prior quarter and 37% last year. If I look at the 5 to 10% customer category listed there, Ericsson, Lucent, Siemens, Cingular and Nokia each represented 5% or more, not to exceed 10% during the quarter.

So now let me turn to our fiscal 2006 highlights. We recorded record sales of $2.15 billion, which is up overall 9% versus 2005. If I look just at wireless infrastructure sales, that increased 11% to $2.024 billion and again I point out that is despite a significant decline in our domestic geolocation revenue within the 2007 fiscal year. We showed growth in all regions with the largest increase in, largest growth in our Asia-Pacific region. Orders increased 13%, and backlog is 14% higher than a year ago. Total annual cash flow from operations was $92 million versus $89 million, so the $92 million falling a little short of our $100 million target for the year.

Gross margin for the year was 22.1%. That is a decrease of 20 basis points from the prior year due primarily or caused primarily from lower E911 geolocation revenue and our increased commodity costs. R&D expenses, as I mentioned before, increased by 5% on an absolute dollar basis, but decreased as a percentage of sales from 5.5% to 5.3%. Sales administration expenses excluding merger costs increased as a percentage of sales from 11.4 to 11.9. This is driven primarily by the support of sales growth in emerging markets, and as I mentioned earlier, our direct to carrier channel improvements there. And also some of our recent mergers that haven’t been fully integrated. There was approximately $3.7 million of incremental stock option expense in the year, as well.

Excluding significant items, EPS for the year, earnings per share for the year was $0.40 per share. That compares to $0.45 last year. So let me turn now with the termination of the ADC merger our management team has been focused on improving execution, and I think we have truly shown that and evidenced by a number of key initiatives including number one, our improved sales orders and backlog. Number two, the final phases of the restructuring of our filter business, which we recently announced; and the realignment of our executive team into two operating segments from the original five; reducing our executive overhead, and of course this results in faster, improved decision-making, lower cost and expense and better focused service towards our key customers.

Thomson StreetEvents	www.streetevents.com	Contact Us	4

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

We’ve also in the quarter introduced the new aluminum cable products, focused on bringing an alternative to customers with the need of driving down the expense associated with higher cost of copper. So each of these actions are better positioning the company for future growth and improved cash flow generation.

So now let me turn to some of the initiatives within our two operating segments that we anticipate will show improved operational financial performance in fiscal 2007. First, let me start with the antenna and cable product segment. We’ve implemented all the necessary price increases, our surcharges in all geographies with all customers to recover our escalating copper prices. During the last two quarters we’ve seen this recovery result in improved margin and margin stabilization to counteract some of the commodity cost increases. We have reduced our forward commitments for copper to approximately 30% of the anticipated fiscal 2007 requirements, due to a couple of factors that there is less [backwardization] in the futures markets and the acceptance of our price increases and our surcharges give us the ability to counteract the spot cost of copper. And we also now offer as an alternative to the copper based cable products a fine new line of aluminum products, aluminum based products.

We also closed on the first of two parcels of land that comprise our Orland Park, Illinois cable manufacturing facility. We anticipate the completion of our more efficient state-of-the-art facility in Joliet, Illinois by mid 2007. I would also add within this segment we are not satisfied with the performance of the Satellite Communications segment with an increased operating loss compared to last year due primarily to an unfavorable mix and incremental cost. And we are in the process of rationalizing underperforming product lines both in this segment, as well as throughout Andrew.

Let me turn to our wireless network solutions segment. As I mentioned before, we are in the final phases of our filter product line and headcount rationalization. Our new EMS announced this quarter Elcoteq has begun manufacturing filter products in Europe. Also during the quarter we incurred $3.8 million of filter product line transition costs which we previously announced. In addition, we incurred an impairment charge capitalized software of $3.9 million. Let me spend just second on that to explain what that was. This is for our pico products; for some time we have been focused on a leading-edge pico and mc platform for deployment of 3G and distributed RF capability. We have made the determination that selling through OEMs with pico products, our best efforts are much better focused on our microproducts, so we’ve taken a lot of the foundational software used in initially developing pico products, applied that to microproducts, microcells which are getting much better traction with key orders to be filled in the coming quarters and throughout 2007.

We had a decrease in our network solutions sales of geo E911 that I mentioned earlier in North America. And in addition we’ve incurred some delays, particularly in revenue recognition, for certain of our international Geo sales. Not a reflection on the traction or the market acceptance of our Geo business throughout international, and in fact we anticipate nice growth in our Geo sales in fiscal 2007, driven by the success of our international Geo sales.

In the former Wireless Innovations operating segment we experienced strong growth in repeater sales from all geographies. These were partially offset by a decrease in large leadtime project oriented sales. Those projects tend to be rather spotty in nature and opportunistic in nature, and we are pleased with the repeater sales growth that we’ve seen.

So let me summarize our fourth quarter sales exceeded our expectation, and we are pleased and excited about the progress in expanding our reach and broadening our product portfolio. Our fourth quarter results demonstrate a meaningful margin improvement. The underlying long-term trends in the industry continue to be positive. Our product portfolio, diversified customer base enables us as a company to participate in any build that takes place throughout the globe, and we are encouraged with our record revenue orders [*] for the fiscal fourth quarter, the acceptance of new product introductions, our increasing addressable market opportunities particularly in the progress towards direct delivery to carriers.

We introduced our premium quality family of aluminum cable to provide operators with a lower cost, high-quality alternative to copper based cable. As I mentioned earlier, we streamlined our leadership and have structured operating segments from five previous segments to two that will better address the distinct markets that we serve, leverage opportunities for collaboration across R&D and manufacturing groups of the previous five and drive efficiencies and cost reductions in supporting our global customers.

We remain confident in our ability to drive improved operational financial performance in fiscal 2007. So with that I am going to turn the call over to Marty for more details on our significant items and further financial performance.

Thomson StreetEvents	www.streetevents.com	Contact Us	5

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Marty Kittrell - Andrew Corp. - CFO

Like Ralph, I am glad to be on this call today and look forward to talking to many of you about some of the information in our earnings release. I do know and empathize with you that there is a lot of items in here, there is a lot of information. I think we’ve done a pretty good job in the press release of summarizing it. I am going to talk about the onetime items first and then go through some balance sheet stuff and then provide some guidance for 2007. There is a table in the earnings release. It’s on page 10 of the earnings release for those of you who have accessed it. That does a really good job of summarizing the onetime items in the quarter. And I am going to direct your attention to those items.

Having said that there are a number of items but if you really think about it in terms of there’s only one large item, which is the valuation allowance on our deferred tax assets, which is a $0.53 item in the quarter and for the year. All the other onetime items in total net to zero. We will go over each of those items, but I think it is important for you to realize that the only one that really causes a variance between non-GAAP EPS versus GAAP EPS is the allowance on the deferred tax assets. All of the others net to zero in the quarter.

Having said that, let me go through each of them. And once again, this is on page 10 in the earnings release. Our normal onetime items or significant items are intangible amortization and restructuring. We did have $0.02 of each of those during the quarter. Intangible amortization results from when we make acquisitions and have to write off over time intangible assets that are accounted for at the time of the acquisition. Restructuring charges in the quarter for us included predominately severance relating to the senior leadership team restructuring and moving to the two operating segment structure. Those were the restructuring charges in the quarter.

Now the items that you don’t typically see in the quarter, which we will spend just a moment on, I am going to save the valuation allowance on the tax assets for last because once again if you net all the others to zero the only one to really talk about is the valuation allowance. The expenses associated with the proposed ADC merger was a $0.04 item in the quarter, and as you know, we committed to pay $10 million to ADC to terminate that merger; well down from the $75 million that had been in the contract. Obviously there is a tail on the remaining $65 million. We talk about that in the earnings release. But at this point in time all we’ve expensed is the $10 million, and that was recorded in the quarter.

The software impairment that Ralph talked about, this was capitalized software for a certain of our pico product lines, which we have decided to deemphasize, and we are going to focus all of our efforts in that regard on our micro products where we have orders and backlog. The next item is the filter supply chain restructuring. As part of partnering with Elcoteq to transition our European and America’s filter manufacturing we did do a pretty stringent SKU analysis, SKU analysis in terms of figuring out which product lines we wanted them to pick up, which productlines we were going to deemphasize, etc. etc. That did result in a $0.02 charge in the quarter.

We had a onetime repatriation benefit that positively impacted our tax provision in the quarter from some final repatriation of cash. Dan, I believe that was out of China, right? As you know, we have had a significant amount of total cash repatriated under the legislation that was passed a couple years ago. I guess, Dan, the total amount of cash we repatriated was on the order of —.

Dan Hartnett - Andrew Corp. - VP Tax, Treasury

$124 million.

Marty Kittrell - Andrew Corp. - CFO

$124 million which generated favorable tax benefits for us as we brought that cash back to the U.S. As Ralph mentioned, we did have the first of two sales of the property in Orland Park during the quarter. We would expect the second sale in the June quarter or so of fiscal 2007 in a roughly comparable amount. That was a $0.04 a share benefit in the quarter. One item which we have not talked too much about. I did have a positive effect in the quarter of $0.06. Going back to the 2003 acquisition of Allen Telecom we had inherited a defined benefit pension plan. We had frozen that plan a couple years ago shortly after the acquisition and have been working with the appropriate authorities in this case being the IRS, Department of Labor, agencies like that to make sure that we could terminate that pension plan, just takes a lot of time to do that. But we had a very successful termination of that plan in the quarter where we actually had an insurance company assume the liabilities of that pension plan. It did force us to put out $10 million of cash to fully fund that plan. But as part of transitioning that plan to an insurance company, we were able to record a onetime gain of $0.06 per share. That gets us down to the final item, which is the valuation allowance as most of you know, we have had a large deferred tax balance on our balance sheet for the last several years. It really started building up with the acquisition of Reliant and Allen Telecom in 2002 and 2003. With the magnitude of expenses we had, a onetime, these onetime expenses we’ve had in 2006, including the merger termination costs, so on and so forth. It did cause us to have a domestic loss for three years in a row. That is one of the real hard and fine tests in

Thomson StreetEvents	www.streetevents.com	Contact Us	6

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

FASB 109 that tells you that you really have a hard time justifying continuing to have the deferred taxes on your balance sheet. We’ve spent a lot of time analyzing this. We had also analyzed it in the context of the ADC transaction where they don’t have those assets on their balance sheet either. They had written them off several years ago.

Based on our analysis and based on our reading of FASB 109 working in conjunction with Ernst & Young our auditors, we did believe it was appropriate to record a full valuation allowance of those deferred tax assets, and that resulted in a non-cash charge in the quarter of $0.53 a share. Unfortunately, it also had the impact of putting us into a GAAP loss position for the year which we are frankly not real happy about. But it is non-cash. It is a fiscally a onetime item. It is nonrecurring. We do believe that the underlying NOLs can have significant value for us over the next 15 or 20 years because they have a 15 or 20-year life. The issue is we do have to implement some planning strategies to be able to utilize those NOLs by driving higher levels of income in the U.S. And if we can accomplish that, then it will have a positive impact but prospectively on our tax rate in terms of driving our tax rate down, like you’ve seen with companies like ADC, Tellabs, Lucent, other companies in the com equipment space who have provided the valuation allowance on their deferred tax assets in past years. So it is something that we felt we had to do. It was driven by expenses that impacted us here during 2006, which caused us to be in a domestic loss position. We have implemented a number of activities and strategies to start trying to drive higher levels of domestic income. Obviously part of the reason we have higher levels of expense in the U.S. is because a big portion of our R&D footprint is in the U.S. Obviously a big portion of our executive cost is in the U.S. And frankly a lot of our manufacturing has moved offshore. So we don’t have the same level of manufacturing profitability in the U.S. as we’ve had in years gone by.

I would be remiss if I didn’t say that part of our U.S. loss problem was also driven by the performance in our SatCom business. And we believe that we will see a meaningful recovery there or as Ralph indicated, we will be rationalizing productlines in that business so that we expect that business to not be the same drain on profitability in the U.S. in ‘07 as it has been in ‘06.

So that is the onetime items in the quarter, and obviously if you look at the chart on page 10, you will see as Ralph indicated, our adjusted or non-GAAP net income per share was $0.015 in the quarter, a 50% improvement over the prior year. So not only where we pleased with our sales performance in the quarter, but if you can see through the noise, and we understand there is a lot of noise in the quarter, there was some real fundamental improvement in earnings power demonstrated in the quarter.

Moving on to balance sheet and cash flow, cash and cash equivalents, we had a good cash generating quarter as Ralph indicated, and cash was $170 million at the end of September compared to $116 million at the end of June. Accounts Receivable were $558 million. We are pleased that DSO actually dropped a little bit from June sequentially. They were at 80 days compared to 85 days at the end of June. They are up modestly from 76 days at the end of the prior year. Inventory turns did finally show some improvement. As you know, we’ve been really struggling to drive our inventory turns higher with the number of acquisitions we’ve had, the number of facility moves we’ve had. It has been difficult for us to show the type of improvement we’ve been wanting to show in terms of inventory. Obviously higher commodity costs hurt in that regard as well.

Having said that, our initiatives internally to drive higher turns and to make improvements in our supply chain are starting to show some initial benefits, and we actually got up to 4.8 turns at year end, which is the highest we’ve had in quite some time, and I will give some guidance on 2007 shortly.

In terms of CapEx, CapEx was $71 million for the year, 3.3% of sales, well within our general guidance of 3 to 3.5% of sales in terms of CapEx. Debt to cap was 18.7% at September 30th. Once again, well within our desire to generally be below 20% debt to cap. The only exception of that is Ralph and I have talked about on a number of occasions, is that if we had a specific acquisition opportunity that might drive our debt up in the short-term we certainly would be willing to do that.

Debt increased during the quarter on an absolute basis due to funding some working capital for foreign operations and also foreign acquisitions predominately the acquisition of Precision in the UK back in the spring. In addition, the new Joliet facility currently we are accounting for that as a capitalized lease obligation under the emerging issues task force 9710. I’m not going to go into the details on that, but it just means that basically we are having to view the Joliet facility currently as a capitalized lease obligation, and so we put $25 million of that obligation on the balance sheet at the end of September.

Moving onto our fiscal 2007 outlook, as we previously discussed, and announced last quarter, we are adopting an annual guidance policy rather than providing specific quarterly guidance. We believe this more closely relates our planning cycle for the company and to the CapEx plans of our customers we think that it also better aligns management with shareholders and obviously we’re striving for improved corporate governance and long-term value creation.

Thomson StreetEvents	www.streetevents.com	Contact Us	7

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

I’m going to give you some very specific guidance for 2007. We will be glad to try to answer some questions on it although we are not prepared to go into much more detail because we feel like we are giving enough detail. But we will try to be responsive to any questions you have on it. For 2007 we expect revenues to range from $2.25 billion to $2.375 billion, and that compares to the 2.15 billion in 2006. That is essentially a range of 5 to 10% growth for the year. We expect growth in both operating segments and essentially all productlines, all geographic regions with more growth in Asia Pacific and Europe Middle East Africa than we currently envision in the U.S.

Having said that, I want to make sure you understand that that sales guidance excludes any further significant rationalization of productlines. It also excludes any significant acquisitions. What I will say is that we typically acquire two to four small to medium-size companies a year, and that guidance does kind of contemplate those small to medium-size acquisitions. What it doesn’t contemplate is a larger acquisition. It also doesn’t contemplate any significant rationalization of productlines.

In terms of seasonality, sales have traditionally followed a seasonal pattern where the second half of the fiscal year is stronger than the first half. And that is due to weather patterns in the North America essentially where a large portion of our revenues are. Over the last few years first half fiscal sales have been in the 45 to 47% of total sales range. And in the second half we generally see somewhere in the 53 to 55% of total sales. We anticipate comparable seasonality for fiscal 2007. One proviso. Given the recent pace of consolidation of OEMs and North American operators — and I think all of you understand that we’ve seen Siemens, Nokia combine. We’ve seen Alcatel, Lucent and Nortel UMTS combine. We’ve seen combined ownership of Cingular come together. There is a lot of consolidation activity, and so we are indicating that we believe that the first half of fiscal 2007 could experience somewhat greater variability, although we are generally comfortable with our guidance on the seasonality.

In terms of gross margin, we expect continued improvement. We have a target of at least 100 basis points improvement in gross margin for the full year. This results from improvement in operational execution, and improved product mix and the completion of the restructuring of the filter business. It assumes that we transition to our new facility well in the cable business. In Joliet and in India. It also assumes some efficiencies from moving from five operating segments to two operating segments. What I would say, though, is that that guidance of at least 100 basis points improvement assumes our current mix of business. If we do some further rationalization of productlines, it could have a meaningful impact on positive impact, on our overall gross margin. But we are not prepared to go into detail on that today.

In terms of total operating expenses, we assume that operating expenses will be higher on an absolute basis but modestly decrease as a percentage of total sales. And for your modeling purposes, we would suggest at least a 25 to 50 basis point improvement in terms of OpEx relative to 2006. In terms of intangible amortization, we expect intangible amortization to decline from 2006 to be more in the range of $15 million compared to $19 million. Obviously the assumption there is that does not contemplate any meaningful acquisitions that could drive a higher amortization number. Most, if not all of you, add back amortization in your models anyway but just for clarity want to make sure that we get that across.

Given our writing off the tax assets and given the current mix of the geographic source of our income in ‘07, we expect our tax rate to be in the range of 35 to 37% with an opportunity to drive a lower rate in years beyond 2007 if we can drive a higher level of income in the U.S. Given the level of earnings that most of you will be modeling for next year, you will need to assume a 175 million shares outstanding. But when you do that, you need to add back the after-tax interest expense on our convertible notes which Mark, is approximately?

Mark Olson - Andrew Corp. - VP, CAO

2.3 million a quarter.

Marty Kittrell - Andrew Corp. - CFO

2.3 million a quarter, so just make sure you keep that in mind when you’re doing your EPS modeling. Based on the information we’ve given you in the form of guidance, we believe that GAAP EPS will range from $0.42 to $0.52 per share in 2007. That includes three significant items, intangible amortization of approximately $0.06 per share, estimated restructuring charges of approximately $0.06 per share. Most of those restructuring charges are front loaded, and they relate to the restructuring of the filter business, which we announced a month or two ago.

It also includes an anticipated gain of approximately $0.04 on the second parcel of land at our Orland Park manufacturing facility. These three items are recapped very specifically on page 11 of the earnings release. That is a new table in the earnings release supporting our forward-looking

Thomson StreetEvents	www.streetevents.com	Contact Us	8

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

guidance for 2007, and I would direct your attention to page 11 of the earnings release for clarity on those items that I just gave you. If you exclude those three significant items non-GAAP EPS for 2007 is anticipated to range from $0.50 to $0.60 per share.

In terms of balance sheet and cash flow, we do anticipate exceeding at some point during fiscal 2007 five inventory turns. That has been a long-term target for us; it has taken us a year or two to get there, but once we get a couple of key facility transitions behind us in terms of the Joliet facility, the new Indian facility as frankly, as well as the completion of the partnering with Elcoteq to transition the filter business. We do believe those are the triggering events that led us a breakthrough and get somewhere above five turns.

In terms of DSO’s, we anticipate trying to keep DSO’s below 85 days, although with higher revenue growth in emerging markets that does put pressure on our receivables. We have a great track record in terms of a low bad debt expense, but we have seen receivables continue to stretch a little bit. (indiscernible) we have a very solid balance sheet and have the ability to carry somewhat higher receivables as we’ve had sales growth in these emerging markets. But that does put pressure on our overall cash flow performance.

CapEx we anticipate will continue to be between 3 and 3.5% of sales for the full year. As I said, we do anticipate debt to cap to remain below 20% barring any need to fund an acquisition. Finally, we do continue to have [7.4] million authorized shares for repurchase. As you know, we were active during the quarter repurchasing shares and subject to our cash need, cash availability, how much cash we are generating in a particular quarter, we do believe that we will continue to monitor the desirability to be active in terms of utilizing that authorized repurchase capability.

Obviously we’ve had a very eventful quarter. Lots of activity. Ralph and I feel like we have accomplished a lot over the last several months of getting people reengaged and focused on driving results that you demand and want to see us do. As we go into ‘07 we go into it with higher orders in backlog than we had last year at this time. And at this point Ralph and I would be glad to try to answer any questions you have.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mike Ounjian, Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

Thank you very much. Ralph, looking into ‘07, particularly the next few quarters, you talked some about international being a bigger driver of growth for the full year. Could you talk about some of the trends you’re seeing on a new regional basis, it as you go into the next few quarters and just directionally how we should be thinking about the next few quarters obviously talked in December in particular. You talked about seasonality in the past of businesses, but related — we are also seeing from some of your OEM customers some signs of a general pickup in demand in the December quarter. So I just wanted to get a sense of how to think about that.

Ralph Faison - Andrew Corp. - President, CEO

If we talk regionally I just got back from China this past weekend. Certainly the 3G license issuance, which the whole industry has been anticipating, predicting and waiting for, we do believe that is an ‘07 event. I think TD-SCDMA is going to be a major factor there. While in China I met with all the key OEMs that will be driving both UMTS deployment, GSM deployments as well as TD-SCDMA deployments. So we are anticipating a start of that build in ‘07. I won’t be so precise as to predict when because we have certainly been off on our first half, second half estimates in the two prior years. But I feel quite confident that the ‘07 time that TD-SCDMA is far enough along they will start deploying; that consolidation plans within China are far enough along that those will occur, and so all the major roadblocks are pretty much out of the way.

Of course India continues to be a nice growth area for us. We will be celebrating the grand opening of our newest facility in India. It in effect is about four times the size of our previous facility in preparation for the continued growth that we are seeing throughout India; you saw our

Thomson StreetEvents	www.streetevents.com	Contact Us	9

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Asia- Pacific growth as being the strongest growth for the year. I would expect that trend to continue with India continuing to accelerate. And for us being in a key position of having local content, local manufacturing, particularly on the cable antenna side of our product portfolio.

North America will continue to grow as Marty commented we are seeing some interruptions or predicting some potential interruptions or slowing associated with the massive amount of OEM consolidation, and I would call that, Mike, distraction factor not fundamental. But distraction factor of a number of key OEMs as they are now preparing to close the final steps of their transaction both Nokia Siemens, as well as Lucent, Alcatel and for all intents and purposes, Nortel. The UMTS portfolio is a major factor of our business there. We remain fortunately well-positioned with all of those OEMs, and anticipate that we are in great position with each of them, as well as the emerging OEMs, be that ZTE, Huawei, Datong or whomever from the China region. So we are continuing to see that.

From a North America perspective, again, we expect it to continue to be a large portion of our business. But we have seen, as most have predicted and seeing some slowing here in the last half of the year with some large North American operators. And expect that slowing to be a function of budget for the year, not necessarily a function of build needs, and expect that to pick back up after the first of the year and towards ‘07, throughout ‘07.

So in general, again, I would point you to our normal seasonal pattern with some caution around the first half having some pressure because of the unique amount of consolidation happening.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks. That is helpful. And then Marty on the margin side you mentioned a number of factors that were going to be helping margins this year. One of those was product mix. I just want to see if you could elaborate on that a bit in terms of what products will really be helping the margins. And then in terms of how we should think about the timing of some of these areas driving improvement, should we really think about much of the improvement coming in the second half of the fiscal year. Or will it be a bit more linear in terms of improvement through the year?

Marty Kittrell - Andrew Corp. - CFO

I’d say it is going to be linear; in terms of the product mix area let me give you three or four examples. One is just we’ve already talked about two or three times here is the introduction of a line of aluminum cable products. In some markets for some customers who need a more cost-effective product, the aluminum cable products might give us a better margin profile to be able to serve those customers than trying to sell them copper products at too low a price.

The second thing is in terms of direct operator, as you know in the formerly the Base Station Subsystems business but now the wireless network solutions operating segment, we continue to have great success driving direct to operator sales with things like MCPAs, power mounted amplifiers, so on and so forth. And as all of you have heard us say, if we can sell those directly to an operator it gives us an opportunity to enhance our gross margins on those products by as much as 500 to 1000 basis points.

In terms of international geolocation, we had a disappointing end to the year, frankly. The third and fourth quarters we found out how hard it is to get network acceptance and signoffs and all the things you have to do to get revenue recognition, sometimes when you are operating around the globe. And we expect to start seeing some really good revenues coming through from international geolocation starting in the early part of the year.

In terms of the base station antenna and microwave antenna businesses I think you will see us continue to improve margins in those areas. In terms of microwave we acquired Precision Antennas back in the spring. And after the first six months I can tell you unequivocally — and I think Ralph would agree that has been a home run. We caught a surge of demand right after acquiring that company, and Paul Bell, the gentlemen who runs that business for us who works for John DeSanta has indicated that he believes the potential synergies in terms of procurement and R&D and so and so forth are going to be greater than what we originally modeled. So we are very pleased with that acquisition with what that is doing to help drive improvement in our microwave business. And for those of you who aren’t familiar our microwave business is a couple hundred million dollar type business so it is literally about 10% of our total revenues.

And then in terms of our filter business, if we get a few months down the road and see the full benefits of the Elcoteq partnership, we believe that you will see some continued improvement in that area. So those are the key things driving the improved product mix for the year. We do expect a

Thomson StreetEvents	www.streetevents.com	Contact Us	10

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

somewhat linear improvement I would say over the course of the year. The last thing I would say is we also expect some improvement in our traditional copper cable products once we get the Joliet facility online and get out of our Orland Park facility. But that would be more towards the end of the fiscal year.

Operator

Ken Muth, Robert Baird.

Kenneth Muth - Robert W. Baird - Analyst

Can you just go over the surcharge program that you have in place, just give us some updates to how you feel that’s going and then what is determining kind of when you adjust that again? Is it just copper or is it something else you see in the marketplace?

Ralph Faison - Andrew Corp. - President, CEO

We have a combination of price increases, as well as surcharge depending upon what is the best implementation method to ensure that we are covering the, I guess I wouldn’t say currently escalating copper costs, but they certainly have held. Copper per pound is somewhere in — been writing somewhere in the $3.40 to $3.50 range now for about four or five months. So we have a combination of surcharge and price increases depending upon the best means to implement that around the globe, specifically in the case of surcharge to your question. What we do is run a linear model that is tied to the average spot cost of copper that we share transparently with our customers so that they understand precisely what the pricing model is doing for them.

Kenneth Muth - Robert W. Baird - Analyst

And then on the base station side in your reports it still looks like that is underperforming, losing money entity for you. You’ve had it a while now. The filter side getting out of that now will help, but when does that kind of get to a more acceptable margin from your opinion? Is that going to happen in fiscal 2007, or is that further out?

Ralph Faison - Andrew Corp. - President, CEO

If you look at our base station — I think you’re talking about Base Station Subsystems (multiple speakers) base station antennas. Base Station Subsystems it’s a tale of really two businesses. One our amplifier business which we are seeing appropriate gross margins and improvement there and particularly in the amplifier business where we have our MCPA movement directly to carriers. We’re starting to see some very nice movement there. So healthy performance by our amplifier portion, the filter portion has, frankly, been the business that has been the most challenging for us, as you probably recall or as you may know that was acquired via our Alan acquisition in 2003. It has taken us about twice the amount of time that we originally anticipated to rationalize that supply chain, to get that supply chain first moved to China for the majority of the volume. Two, to get out of high labor cost arenas as you saw from our most recent announcement, moving the vast majority of our production out of the historical Italy manufacturing facility to an EMS provider for in Eastern Europe, selling our Eastern Europe small location to that EMS. We do see that streamlining both the supply chain from a cash efficiency and use perspective, including of course inventory as well as from a margin performance perspective. So we expect to see those things improve as we go.

Marty Kittrell - Andrew Corp. - CFO

Also, I want to make sure you understand when you look at page 5 of the earnings release where we talk about the operating income loss by reporting segment, that $12 million loss for the quarter does include two significant items. It includes the impairment on the capitalized software, as well as the filter product line transition costs.

Thomson StreetEvents	www.streetevents.com	Contact Us	11

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

That would have — if you kind of pulled those out of that $12 million, it would get it down to roughly a comparable loss to the prior year. Then for the full year it would have actually put us in a modest profit compared to a significant loss last year for the full year. So we are showing improved trends, and in ‘07 believe that that business, as part of the wireless network solutions operating segment, will show a solid contribution.

Kenneth Muth - Robert W. Baird - Analyst

Then last question for Marty. Just the housekeeping. What is the stock option expense assumption for ‘07?

Marty Kittrell - Andrew Corp. - CFO

Mark, it is currently running $1.5 million - $1 million, $1.5 million a quarter.

Mark Olson - Andrew Corp. - VP, CAO

That’s right, about $3.7 million; and again, fiscal ‘06 is our first year under stock option expensing. That will grow modestly in ‘07. But a little bit over $1 million a quarter.

Marty Kittrell - Andrew Corp. - CFO

Yes, and I think it is important for everybody to make sure everybody has a consistent view of that. Some companies do try to add back option expensing as a GAAP/non-GAAP reconciling item. We don’t do that. We do let you know how much it is. But we don’t try to portray that as a significant non-recurring or onetime item. Because whether we like it or not, it is with us. You should probably model a modest increase over last year for ‘07.

Kenneth Muth - Robert W. Baird - Analyst

Thank you.

Operator

Avi Silver, Bear Stearns.

Avi Silver - Bear Stearns - Analyst

Just a couple of questions. First of all on the guidance, it looks like the revenue guidance is quite strong; but OpEx and EPS a bit more on the conservative side. Similar to the quarterly guidance of the last two quarters and the way you’ve been given guidance recently. I am sure there are many variables going into this, but can you walk us through what you are and are not assuming in the midpoint of your guidance?

And in general, just potential earnings power for Andrew, especially given some of the initiatives you’ve announced. In that context maybe you could talk about where you think you could exit ‘07, or address some of the long-term targets that you have talked about in the past.

Ralph Faison - Andrew Corp. - President, CEO

This is Ralph; I’ll start. Here is what I would tell you. Clearly one of the challenges we have had over the last couple of years is not performing to the level that we had anticipated, nor that the Street has anticipated, primarily on one line item, and that is gross margin.

Thomson StreetEvents	www.streetevents.com	Contact Us	12

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

We’ve had some struggles there, some of which I could offer excuses on commodity costs that, boy, we would have never anticipated. Some of which are operational in base, and not necessarily not hitting targets, but hitting targets in a much longer time frame. Taking much longer to get the operational improvements done than we had anticipated.

Therefore if you are asking, are we being modestly conservative in our guidance for the year? You betcha. We are doing so, particularly since we are shifting for the first time to a full-year’s guidance. As Marty pointed out there are a number of things that could take place during the year, particularly in the area of further product line rationalization, that would have a favorable impact on our percentage gross margin, therefore driving earnings power further, that are not included. Because, frankly, we do not yet have those full plans built in, baked in.

So what I would tell you is that we are confident in our language that says at least 100 basis points improvement. Internally we certainly strive more towards that. We certainly continue to strive towards our long-term model of a 10% operating income percentage.

But we are being a little more careful about setting targets. No one likes to set a target and not achieve it. So we are being a little more careful about setting those targets and a little more thoughtful about that as we kind of re-enter and attack the 2007 fiscal year. Marty, I don’t know if there’s anything you want to add to that.

Marty Kittrell - Andrew Corp. - CFO

No; I think that summarizes it.

Avi Silver - Bear Stearns - Analyst

Okay, yes. That sounds very reasonable. Just regarding the seasonality, judging from your comments in your prepared remarks and the Q&A thus far, it sounds like you are comfortable with the seasonality you have talked about, and you are being conservative because of there is always uncertainty. Or are you actually seeing something today that says, hey, it could be a more muted first half? Is it something you’re seeing today, or is it just because of general uncertainty around consolidation?

Ralph Faison - Andrew Corp. - President, CEO

The only direct evidence we have thus far is we have seen both with ourselves and you’ve seen in some of our competitors and other suppliers to operators, we’ve seen certain key North American operators, again we practice not naming them. You can guess who they are. Certain key North American operators that have slowed in their purchasing. I do, but my personnel opinion is I do believe that is more of a budget rationalization exercise for the remainder of the calendar year. And I don’t expect that slowed rate of purchasing to be indicative of a ‘07 or ‘08 type annual spend.

Additionally, on the OEM side we just, having been at this now for quite some time, having seen a lot of consolidation, we are more in the predictive model there; haven’t seen any specific evidence. As you saw from the quarter we just completed, we are somewhat countertrend, have been in the last couple of quarters to a lot of our key competitors in what we do here. But we also are not standing up and being bullish that we will continue to do so given the fact that consolidation does have its distraction factor within a number of key businesses. As well as I guess I would say a lot of our key customers are in that never to be reported quarter phenomenon when they are looking at consolidation. So there’s not a lot of incentive to knock the cover off the ball in quarters that may not count post the acquisition. So it is that logic that we are applying and just making sure people are aware of it. I don’t have any further evidence than that, and as you know, I will always have contended and will continue to contend our actual visibility is still quite poor, has been poor, is unchanged, isn’t getting worse, but isn’t getting better. So therefore we kind of look at some of those macro structural trends as an indication of what might affect our normal seasonality. But overall I guess the good news is, as you pointed out, our strong kind of topline guidance. We see ‘07 as a year with lots of opportunity for continued growth from an industry perspective in that single digit and will expect to grow single digit range and will expect to grow greater than whatever the industry rate of growth is.

Thomson StreetEvents	www.streetevents.com	Contact Us	13

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Avi Silver - Bear Stearns - Analyst

And your comments regarding being a bit more conservative on the gross margin guidance and whatever else, does that extend to SG&A as well where you are talking about — I mean R&D has done a very good job bringing down the cost there, but SG&A still a bit high, 16% longer-term targets for OpEx? How should we think about that?

Ralph Faison - Andrew Corp. - President, CEO

We will continue to drive that for the longer-term. As you’ve seen, we’ve done a good bit of lean structuring. We still have that to filter through. It is relatively easy for me to start it at the top of the pyramid and align. It takes a little while longer to rationalize throughout the company, particularly complex organizational structures around R&D locations, manufacturing locations and those things that may lend themselves to further synergies that we will do throughout the year. We remain committed; you know over the last four years we’ve gone from the mid-20s as a percent of operating income to revenue, down to this I think 16.9% for the year now. And I continue to be confident that we will eventually get to that around 16% operating expense level. But that does take continued heavy lifting, and the lifting gets harder and harder as you get closer and closer to that target.

Avi Silver - Bear Stearns - Analyst

And then just one last one on SatCom. Can you just walk us through some of the options, the thought process, potential timing? And can this drag on much longer? We are kind of having the same conversations we were having maybe a couple of quarters ago, and I just want to get – understand what the visibility is there.

Ralph Faison - Andrew Corp. - President, CEO

We have specific plans, specific things that we’re doing Avi, and I guess I will just have to ask for further patience there as we work through some of those initiatives and probably wouldn’t give any more detail than what we’ve given thus far. It is of high priority that we are watching, as Marty pointed out I think well, we are expecting significant profitability improvement or rationalization, period. In the very, within the ‘07 timeframe. So there is no further place to go with it than that.

Operator

Tim Long, Banc of America.

Tim Long - Banc of America Securities - Analyst

Just on the cable side, could you just talk a little bit about what unit growth was, maybe year-over-year and sequentially if you were to X out the pricing increases to just give us a sense of demand growth there. And then also when talking about your aluminum products, could you give us a sense of what type of percentage of your volume or revenues it could represent this year? And are they coming out of a comparable gross margin structure? And then I had a follow-up on networks.

Ralph Faison - Andrew Corp. - President, CEO

Let me start with the first on the unit side, for a lot of different reasons competitive and otherwise I won’t give you the specific unit; what I will tell you is significant unit growth, obviously greater unit growth than the revenue growth, which has been a trend in this space. So even though we have had price increases, surcharge increases, really that is driven at making sure that we are not further harmed by the increasing cost of copper. From a unit perspective we continue to grow. We’ve added capacity last year. You see us expanding the efficiency capability of our Joliet factory. We are building the much larger India factory, and we keep our existing assets intact. So significant unit growth.

On the aluminum side, that is one that we are prepared for aluminum to grow to be as much a percentage as the market would like it to be of our total shipments. We don’t have a specific target. It is offered as an alternative. My experience tells me that this industry is slow and careful to change key electrical performance criteria. Copper is, from a physics perspective, is far more conductive than aluminum. We think we have a

Thomson StreetEvents	www.streetevents.com	Contact Us	14

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

very unique aluminum solution, perhaps moreso than any other competitor in the space given our experience, looking at all the various challenges of aluminum both its electrical performance. Its oxidation aspects (multiple speakers)

Unidentified Company Representative

In terms of (multiple speakers) stuff like that.

Ralph Faison - Andrew Corp. - President, CEO

Field durability, its temperature variance with copper. So we spend a lot of time looking at that, and we are offering that to our customers as an alternative. I will be extreme. If 100% of our customers wanted to convert to 100% aluminum, we are prepared to do that. But we will have to wait and see what market demand is.

Tim Long - Banc of America Securities - Analyst

And I am sorry, I just want to follow-up on the full-year guidance. Could you just give us a sense what is included in your revenue numbers as far as an expectation for 3G in China? I think you said you think it is going to happen this year number wise, and also the new 3G licenses in the U.S. And then Marty, just looking back at your model for this first-half over the second half guidance, the only time we’ve really been at the low end of that was ‘02 and ‘03. And each of those years had big down, one quarter that was down 20% or more sequentially, and the other one was down mid single digit. So if we looked at this sequentially are we supposed to assume that it is going to be a little more linear than that, if you could just maybe walk us through or why this is such a dramatic change here.

Marty Kittrell - Andrew Corp. - CFO

Back on the China, we’ve given guidance — the general guidance that China is about a $100 million market for us, and in a year where they are doing full-blown 3G deployments we could spike up to as much as 150 to $200 million. And so you can kind of take whatever point in that range you want to take and put that into your assumptions, that in kind of the last half of ‘07 or the first half of ‘08 if China is in a full deployment mode and we continue to be well represented with both the OEMs and the operators there, you should see a spike in our China business on an annualized basis of $50 to $100 million.

We will kind of as Ralph said, we will kind of wait and see if they surprise us again or whether ‘07 is the year where they finally start making some decisions and ramping. But what I will tell you is, and by virtue of the proof of Ralph just getting back from another trip to China, we are trying to be as well positioned as we can be. Remember of the TD-SCDMA alliance over there. Ralph, you met with somebody while you were there from that alliance. We have products specifically for that technology. We have obviously traditional products for the other technologies. We have relationships with everybody you can have relationships with, and it is just a matter of whether we see some net new spend on 3G. If it does, we are well positioned.

In terms of the seasonality, you know I’m not going to give much beyond what we’ve already given. Obviously one could construe some of our guidance here as being conservative regarding the first half. I think I would reiterate what Ralph is saying that look over the next couple of quarters we do see some potential risk from not only can the consolidation among the OEMs, but also we have also seen a downturn in some North American operator spending. We believe that downturn can be offset in ‘07 by increases from other operators, for instance T Mobile is making it clear they are going to start 3G spending next year. Sprint Nextel is going to be doing their WiMAX deployment. So there is a lot of opportunity. The advanced wireless spectrum auctions, we believe, are very bullish for the last half of ‘07. We don’t see them potentially adding much to the first half of ‘07. Once again, in line with giving annual guidance are we trying to be a little conservative? Yes, we are trying to be a little conservative. But needless to say, having said that we do anticipate that revenues at least based on the order flow for the fourth quarter and backlog at the end of the fourth quarter would indicate that revenues should be above the prior year. How much above the prior year? That is where the rubber hits the road, and we need to kind of take it month by month and see what happens on the other fronts that Ralph and I have talked about.

Thomson StreetEvents	www.streetevents.com	Contact Us	15

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Operator

Bill Choi, Jefferies.

Bill Choi - Jefferies & Co - Analyst

Marty, looking at operating profit by division, you went through some of the onetime items as it relates to base station. Is there any such adjustment we need to make on the network solutions business?

Marty Kittrell - Andrew Corp. - CFO

There were no onetime items in the network solutions business. What I would say there, Bill, is that we were definitely impacted by revenues that we had hoped to get in Q4 that we just didn’t get. We actually shipped the units. We’re in the process of installing them or they had been installed but just had not gotten all the paperwork back from the customer to be able to recognize revenues. And yes to you characterize that that was probably order of magnitude $4 or $5 million. And as you know, at the margins that network solutions carries, that would have been very profitable additional business for us, which would have certainly taken them from being a loss of $1 million to being a profit.

Now when you look at the full-year performance hey look, we demonstrated a pretty good Q4 and frankly not a bad year particularly given the fact that we gave up $50 million of operating profit on network solutions. All of you know that network solutions business, driven by E911 here in the U.S. peaked for us two years ago, 2.5, 3 years ago. And with that decline in network solutions business over the past couple of years, that has been a real drag on our gross margin performance. Part of the reason we believe we will see gross margin improvement in 2007 is because for the first time in three years, we believe we will see net revenue growth as opposed to sequential declines in geolocation revenue during 2007.

So it’s an important productline. It can be very profitable when we have revenues, but obviously we have been in the last two or three quarters we have suffered a very significant decline in that business as we have pretty much built out all of our domestic geolocation. As we drive higher levels of geolocation revenues or other types of revenues we believe that other network solutions revenues, we believe that gross margins will start coming back up and obviously deliver a positive contribution to the new network, the new wireless network solutions operating segment.

Bill Choi - Jefferies & Co - Analyst

A year ago you had said roughly [$115] million revenue target for this year, obviously we missed that but is that a good number to look at for fiscal ‘07, something around $115 for network solutions?

Marty Kittrell - Andrew Corp. - CFO

Network solutions will be part of our new operating segment, wireless network solutions. But yes, that rough order of magnitude of improvement is what you should probably think about.

Bill Choi - Jefferies & Co - Analyst

Okay. One of the things that I guess is counterintuitive to me is that the increase in tax rate, I mean you have more of your manufacturing internationally, more of your revenues coming internationally. Typically those things are at lower tax rates. Can you just explain why we’re seeing such a big increase in tax would going into fiscal ‘07?

Marty Kittrell - Andrew Corp. - CFO

Yes, with the elimination of the deferred tax assets we believe that we can actually lower that tax rate prospectively if we can drive higher levels of income in the U.S. But if we continue to have a loss in the U.S., which is what we are currently giving guidance that we will have, it actually has a negative impact on our tax rate. So we would give guidance that we believe that in 2008 and beyond we will see a lower tax rate and in fact,

Thomson StreetEvents	www.streetevents.com	Contact Us	16

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

if we can implement some strategies and do some things here in the next six months that give us benefit in the last six months of ‘07, 35 to 37 could prove to be conservative. But for right now we believe that it is more prudent to not model a lower tax rate until the following year.

Operator

Kim Anderson, JPMorgan.

Kim Anderson - JPMorgan - Analyst

You mentioned Sprint Nextel and WiMAX. I was hoping you could update us on your positioning within that market and also some of the other wireless video network builds going on right now like MediaFLO. There’s quite a lot of activity in that space. How well-positioned are you to capitalize on the growth there? And have you figured any of that into your fiscal ‘07 guidance and also timing of that coming into your guidance?

Ralph Faison - Andrew Corp. - President, CEO

I will start with our continued mantra. We are completely wireless interface agnostic, whether licensed, unlicensed, it really doesn’t matter. In the subsystems arena, whether it be something as simple as big cable to little cable connectors, antennas particularly in the WiMAX arena which will be a more complex antenna, we are well-prepared to support those kinds of builds. We also look for opportunities throughout the active component side and are in good shape. So a good example, as we mentioned earlier. TD-SCDMA as a new area of interface for China well-positioned both with the agencies that do the approving for that as a cooperative member of those agencies, as well as positioned with OEMs and operators to participate in those builds. And something like MediaFLO positioned on the active component side. Our footprint for distribution, our customer relationships give us a or afford us a luxury of relationship that allow us early conversations around any of those standards that may come about so that we can be prepared and upfront with products and capabilities to support.

Kim Anderson - JPMorgan - Analyst

Okay, now is that in your guidance for ‘07 or assumed in your revenue numbers?

Ralph Faison - Andrew Corp. - President, CEO

Yes, just in terms of what we guess some of those things will be. So for instance, WiMAX, we don’t see that as a huge factor in 2007 from an industry perspective, more 2008 kind of hitting its stride. But whatever takes place in 2007, we have that built-in.

Marty Kittrell - Andrew Corp. - CFO

And we’ve done some specific product development for Sprint Nextel in that regard. They’ve been talking to us about some antennas and so on and so forth. As relates to there are a number of ways to deliver video, MediaFLO being one of them that you mentioned, and we have had specific meetings with a number of folks talking about the different ways to deliver video and how we can be helpful in those types of applications. So we’ve been spending quite a bit of time in those types of areas. With Ralph’s comment that yes, there are some revenues in ‘07, but we believe that the bigger revenues may be in late ‘07 or starting in ‘08.

Kim Anderson - JPMorgan - Analyst

Okay, great. That is really helpful and then a housekeeping question. Now that your organized in two operational divisions can we also expect you to report in two divisions instead of the five?

Thomson StreetEvents	www.streetevents.com	Contact Us	17

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Marty Kittrell - Andrew Corp. - CFO

Over time. You have to follow a different set of rules because of FASB and the SEC and so on and so forth. But yes, the intent here would be to continue to drive towards two reporting segments. And as we integrate the various productlines and business units that we traditionally had, it becomes easier to do that. Needless to say we will still provide you as much information as we feel we can to allow you to understand what is going on inside the business.

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co - Analyst

Your revenue this quarter you beat the top end of your guidance by roughly $20 million, yet your EPS pro forma EPS just sort of met your guidance. And your gross margin was in line with your guidance. So was there some OpEx that you had not expected in the quarter that kept you from driving more upside to the bottom line?

Marty Kittrell - Andrew Corp. - CFO

Yes, Rich, I would say that there was. We didn’t call some of it out as a onetime items, in some cases because it wasn’t, it didn’t round to a $0.01 or what not. But certainly there were some additional OpEx items in the quarter that we think we can lower going forward. There was a some legal expenses which we didn’t call out. There were obviously, there was probably some excess travel related to the ADC transaction that we didn’t pull out as deal cost. So where there is some extra expenses in the quarter that we didn’t call out as onetime items that probably aren’t reflective of true run rate, yes, I would say so. It is hard to characterize that or quantify that but I would say that I think you will see us get back on track of driving a better OpEx going forward.

Rich Valera - Needham & Co - Analyst

And I’m going to ask another copper question. You know, by my estimate if you see a $0.50 increase in your costs per pound of copper, which certainly seems very feasible given your hedged at fairly attractive rates now. And as you are unhedged moving into next year you could see those costs that things go up quite a bit. You see about 150 basis points gross margin headwind. I am just curious what have you baked in, in terms of your internal cost for copper expectations as you head into next year? With spot at $3.50, do you assume spot comes down in order to meet your 100 basis point overall margin improvement heading into the end of the year?

Ralph Faison - Andrew Corp. - President, CEO

Rich, what I would tell you is that we built-in a variable pricing and our surcharge model tied to the cost of copper now. And we’ve spent a lot of time, I would tell you — I guess I would tell you more than a year, working with key customers to make sure they understand the impact that copper has on cable and the pass-through reality that will need to occur. So irrespective of what we baked in, we have a variable model, that if copper were to take a significant jump again, which I would never be a predictor that it wouldn’t, we hope it doesn’t, we don’t think it will, but if it were to take a significant drop, we have the mechanisms in place to have a commensurate and appropriate increase in price with our customer base region by region.

Rich Valera - Needham & Co - Analyst

I guess the scenario I am sort of thinking of is if copper stays flat, let’s say at $3.50, presumably you couldn’t raise your surcharge because that is based on the spot rate of copper. But your costs internally would likely go up significantly. So I’m wondering how do you manage that situation?

Thomson StreetEvents	www.streetevents.com	Contact Us	18

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Ralph Faison - Andrew Corp. - President, CEO

We will continue managing to a healthy margin business. If we get to a situation where we don’t have a healthy margin business, we will increase price.

Rich Valera - Needham & Co - Analyst

So basically it would be price increases.

Ralph Faison - Andrew Corp. - President, CEO

(multiple speakers) to our aluminum products or whatever, Rich.

Rich Valera - Needham & Co - Analyst

Okay.

Ralph Faison - Andrew Corp. - President, CEO

We won’t live — for a — our customers would say a short period of time. We would say for an extended period of time we lived with the pain absorbing that pain on our customers’ behalf in the belief that the meteoric rise in copper was an aberrant event and a short-term event. It clearly has proven not to be, and we are not in the business of contributing cable for free to infrastructure builds. So we just don’t expect to sell copper cable at unacceptable margins.

Rich Valera - Needham & Co - Analyst

Just one final one if I could. In your direct to operator sales, I think you talked about them hitting around $100 million in fiscal ‘06 year. If you could just confirm if they had sort of hit that number. And could you talk about where you might expect them to go in fiscal ‘07?

Ralph Faison - Andrew Corp. - President, CEO

And I am pleased to say, Rich, I am surprised we didn’t bring it out before. I forgot. We hit a number greater than target. We were north of $100 million. We expect that to continue to grow globally throughout ‘07.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Thanks very much, guys. The question I had relates to some of the acquisition talk that you had prior this year, to what extent are you able to comment if that type of merger remains a strategic feasibility for you folks?

Ralph Faison - Andrew Corp. - President, CEO

Jeff, as we made in previous comments, we still believe in the concept of two things that were driving the thought process behind that proposed and then — by the way what we refer to inside Andrew today as the nonmerger that occurred. So two things are driving it. One is economies of scale, and you certainly see three of our major OEMs consolidating into one. Two of our other OEM’s consolidating into two. Leading to what I now refer to as three big established OEMs in the world and a couple of emerging and a couple of question marks. Now I won’t get into the

Thomson StreetEvents	www.streetevents.com	Contact Us	19

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

question marks by name. But as you look at that kind of economies of scale growth, we certainly have to keep pace with the relative scale of those customers. Therefore consolidation for us is a reality.

Second, as we now look at convergence of application or technology, whichever way you what to look at it, triple play, quadruple play, wireless, wireline, broadband, we still think that is also a reality. North America is actually lagging in that. If you look at Europe, if you look at Asia, wireline wireless is a reality of conversion. wireline wireless and broadband and in many other areas are a reality of convergence and applications offerings. We think we have to keep pace with that if we intend to be the kind of one-stop premier supplier. So from a strategic standpoint we have not wavered from the thought process. From actual activity you saw what we did when numbers changed from the original proposed transaction and from actual activity got nothing immediately on the horizon. Of course if we did you know I can’t comment on it, but all I would kind of give you from a pragmatic perspective is we are focused on execution, driving our purchase ability up — call that stock price up. Focused on that execution, and our strong desire continues to be we would much rather be the acquirer than the acquired. That was not a very fun or comfortable position to be in. We didn’t like it then. Glad to be as I opened up my comments today, certainly glad to be talking to you here and think we have a premier platform that allows us to do that. We just need to execute to the numbers and we are supposed to execute to.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, Ralph. That is very helpful. And perhaps, Marty, if I can ask you you’re suggesting 50 to $100 dollars in revenue from China, 3G per year when that ultimately happens. Is that a function primarily of the market expanding over there, or do you feel that you would be gaining share in 3G deployment?

Marty Kittrell - Andrew Corp. - CFO

Well, we would hope we would be gaining share, and obviously we’ve talk at length over the past couple of years that we feel we’ve been gaining share across the board against other competitors in our space. I think you only have to look at perhaps the current forecast and results for our biggest peer company who had the prerelease for this quarter that they had a terrible quarter. Obviously we got to be taking some share away from them. So are they going to benefit from 3G in China as well as we are? Yes, I’m sure they will. But I’ve got to tell you we’ve got an awful lot of resource in China; 3000 people, 3 manufacturing facilities, a couple of R&D centers, a CEO who is willing to hop on a plane and go visit with CEOs in China. So in that situation are we confident that we will get our fair share if not gain share in China when 3G deploys? You better believe it.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, so a mixed year but certainly some share gains and a lot of market expansion.

Marty Kittrell - Andrew Corp. - CFO

Yes.

Jeff Kvaal - Lehman Brothers - Analyst

Okay, great. Thank you very much.

Operator

Larry Harris, Oppenheimer.

Thomson StreetEvents	www.streetevents.com	Contact Us	20

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Larry Harris - Oppenheimer & Co - Analyst

Thank you, and good morning. A follow-up a bit in terms of the competitor in the preannouncement. Do you think to some extent that the performance you saw in the September quarter may have been as a result of some of their internal process and ability to process orders in the quarter? And just generally, what are your thoughts about the European market over the next year or so?

Ralph Faison - Andrew Corp. - President, CEO

Yes, we will start first, as hopefully you know we always practice specific comments about our competitors we will just refer you to them. We continue to work hard with our customers and drive every bit of share gain we can possibly drive in a hotly competitive market. By the same token, we would really likely for there to be now that the market has consolidated down to two or three competitors, we would like for there to be very, very healthy supply base for our key large customers who are growing in scale.

In terms of Europe, you saw that we had very nice growth there. Our positioning in Europe has continued to show growth penetration, particularly in such areas like base station antenna where we have been weak historically against a very strong private competitor there. We are showing very nice growth ahead of our expectations there and expect that to continue. We’ve invested in direct manufacturing capability in Eastern Europe and base station antennas and other components. Getting our manufacturing base, particularly focused in filter but also some microwave continued improvements into lower labor constructs, either owned or outsourced has certainly been helpful for our European supply, as well.

In Europe in general we would expect to see a consistent growth rate there, not the kind of exciting growth rate that we used to see in the double digits but certainly in the single digits as 3G and 3G applications continue to roll.

Operator

John Boucher, BMO Capital Markets.

John Bucher - BMO Capital Markets - Analyst

A question on the cable and antenna business. You indicated earlier, Ralph, that the revenue growth there was both from unit growth and from price increases. Can you say just generally speaking what percentage of that $371 million in that business, what percentage of the shipments that when out were under a new, either surcharge or a new price increase versus those that were being grandfathered under pre-existing lower priced contracts?

Ralph Faison - Andrew Corp. - President, CEO

We had little that was grandfathered, John. We have had to take a very stern approach on pricing that was, as I mentioned before, about a year in the making. So in terms — I don’t know if I can give you an accurate absolute percentage, but I would tell you that that was little, few customers that held with any historical pricing during that period of time. What I can also tell you within those numbers are also our base station antenna growth.

Unidentified Company Representative

And microwave.

Ralph Faison - Andrew Corp. - President, CEO

And microwave growth, which has been substantial, as well. So I wouldn’t attribute that growth in that segment primarily to cable, even from a revenue perspective. I would point towards a significant growth in the microwave side. If you look at year-over-year for just the precision acquisition alone, not even counting our own organic growth, that was a [$24] million number just for Precision, which as Marty pointed out, that was nicely above Precision’s previous run rate, not under the Andrew umbrella and nicely above any estimates we had when we envisioned

Thomson StreetEvents	www.streetevents.com	Contact Us	21

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

purchasing Precision. So we have seen a very nice and quick combination of Precision and our microwave assets, some efficiencies quickly gained from an operating perspective, as well as some nice revenue synergies that took place rather quickly.

John Bucher - BMO Capital Markets - Analyst

Just as it pertains to fiscal 2007, as you look forward, your current pricing strategies got both a surcharge and then also a price increase. I am just wondering I know the environment must be highly competitive still, and you’ve talked about the consolidation there. But to what extent do you think that you might have some underutilized pricing power given your market share position there where you might be able in certain categories to still levy some price increases there seeing significant adverse impact on unit demand?

Ralph Faison - Andrew Corp. - President, CEO

John, that is a real hard one to guess. As Marty mentions I have a tendency to spend a lot of time with customers across the table, sometimes at my request or desire and other times they command performance. I will tell you I’ve had a lot of command performances from large customers about cable increases because, as you know, the 15-year trend has been year-over-year cable price reductions until this inflection point of price increases. That has not been an easy task to uncover. It is oftentimes a game of I don’t know if Russian roulette is too extreme to talk about, but it certainly is a difficult negotiation in an overall industry that is highly pressured by lower ARPU’s as you go towards India expansion emerging market expansion. And while overall ARPU’s in some of the more developed nations are increasing, I think that is more because of a triple play aspect and adding additional applications rather than a net ARPU increase for kind of the traditional minutes of use of voice based wireless.

So a lot of price pressures still there, no one likes price increases, and that is why we put a lot of effort in bringing out alternatives like aluminum, and we continue to look for other alternatives and any kind of composite metals combination of metals, copper clad aluminum; everything we can possibly do. Because at the end of the day what we really need to do is help the industry drive a more efficient deployment of wireless infrastructure.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff - Deutsche Bank - Securities

In terms of looking at performing EPS, was there any kind of pro forma tax rate you were looking at in the quarter when calculating that?

Marty Kittrell - Andrew Corp. - CFO

Yes, you talking about for the current quarter, Brian?

Brian Modoff - Deutsche Bank - Securities

The one just reported.

Marty Kittrell - Andrew Corp. - CFO

Yes, the underlying rate on operations was 33%.

Thomson StreetEvents	www.streetevents.com	Contact Us	22

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

Brian Modoff - Deutsche Bank - Securities

Thank you. And then in terms of looking at the onetime charges, and this year you’ve had 17 quarters in a row of onetime charges and this year was clearly lower than the last couple of years. But you are also looking — it sounds like you are talking about more charges going into next year. Do you see that as a normal part of the business where you are making acquisitions and you’ve got products that you’re moving in and out of production where you are going to be having these onetime charges on a quarterly basis?

Marty Kittrell - Andrew Corp. - CFO

You know, with the pace of consolidation in the industry, not only at our level but at the operator and OEM level, I think its unfortunately to some extent becoming a fact of life. Now having said that, we have given specific guidance for 2007 that we anticipate three categories of items. One is intangible amortization; well, if you acquire companies, you’re going to have some level of intangible amortization. The second one is the restructuring charges that are affiliated with the filter business from our partnership with Elcoteq, most of those are going to be frontloaded in the fiscal 2007, and then the third one is the gain on the remaining land at Orland Park. So we have given very specific and discreet guidance on those in the earnings release as it relates to 2007. There could be others above and beyond those, but those are the only ones that are currently being planned.

Operator

James Faucette Pacific Crest Securities.

James Faucette - Pacific Crest Securities - Analyst

Most of my questions have been answered but I did want to go back to the point that you made and was in your filing that you had reduced your forward commitments on copper for next year. Just wanted to understand what the motivation for that was once again, and what the benefit to Andrew would be. I guess by my arithmetic previously you had hedged forward at a price around $2.49 a pound, which is still quite a bit below where our current stock pricing is. So just wondering what the benefit will be to you as you see it.

Marty Kittrell - Andrew Corp. - CFO

Well, the reason to reduce our level of forward purchases is really simple and straightforward; it boils down to two fundamental reasons. One is when we were doing our forward purchases a couple years ago or even a year ago there was as much as a 20 to 30% improvement in price by buying forward 12 to 18 months. Today that same amount of potential improvement is low to mid single digits. So there is much less advantage to buying forward in terms of taking advantage of the futures market. The second reason is a couple years ago we were able to buy forward, and we had not been assertive or aggressive in terms of raising price or implementing surcharges. In the last three quarters we have been, so to the extent that we are now passing through our actual cost of copper to our customers, and combined that with the fact that there is less advantage to buying forward our future commitments will decline. The only reason that you would then buy forward is just to ensure supply of copper and trust me we stay plugged into the market every day. We have not seen any type of situation that would indicate any type of supply squeeze or shortage of copper. So instead of buying forward 9, 12, 18 months and getting a cost advantage, we will buy forward typically our more traditional three to six months, and that is really just to make sure we’ve got adequate supply on a normal course.

Ralph Faison - Andrew Corp. - President, CEO

As you mentioned, the cost advantage no longer exists.

Marty Kittrell - Andrew Corp. - CFO

That’s right. So those are — that is fundamentally the strategy.

Thomson StreetEvents	www.streetevents.com	Contact Us	23

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

James Faucette - Pacific Crest Securities - Analyst

Okay, so if I understand correctly and just kind of simplifying that if we look at that you basically have three to four months worth of forward commitments right now. And as you purchased that at what I calculate to be around $2.26 a pound and if the price of copper doesn’t change from its current levels and you are buying in the spot market or you continue to roll forward your forward purchases on that three-month horizon, then the pricing because of the surcharge plan you put in place, the pricing that your customers will pay will go up commensurate with that jump from 2.25 or whatever it is up to $3.40 or $3.40 or $3.50 or whatever you may have to buy it at. Is that —

Marty Kittrell - Andrew Corp. - CFO

Yes, as Ralph said we will ensure that our pricing structure, whether it is in the form of price increases, whether it is in the form of surcharges or whether it is in the form of suggesting to our customers that they explore aluminum products, but whatever we have to do, we will do to ensure that we make an adequate margin on our cable products. That is a different strategy than we had in place 18 to 24 months ago when, frankly, we held the line on pricing, probably gained some share as a result of that, and we want to keep that share but at this point we are not prepared to lose money on cable in order to gain more share.

James Faucette - Pacific Crest Securities - Analyst

Okay. That’s great. Thanks for the explanation.

Unidentified Participant

Okay, thank you operator.

Ralph Faison - Andrew Corp. - President, CEO

Thank you all for joining the call. Again, we are excited to be here and pleased to share with you our results of the most recent completed quarter, and look forward to chatting with you throughout this quarter and at the end of this quarter with the result for their end. So thanks for your support of Andrew, and we will talk to you next time.

Operator

Ladies and gentlemen, this concludes today’s conference; thank you for participating. You may all disconnect.

Thomson StreetEvents	www.streetevents.com	Contact Us	24

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Oct. 26. 2006 / 9:00AM ET, ANDW - Q4 2006 ANDREW CORP Earnings Conference Call

Certain items in this transcript have been corrected. Corrected items are noted within the transcript by brackets. Certain deleted text has been omitted and replaced with “[*]”.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	25

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.